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                      [Letterhead of Cooley Godward LLP]

                                                                     EXHIBIT 5.1

May 26, 1999

Clarent Corporation
700 Chesapeake Drive
Redwood City, CA  94063

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Clarent Corporation (the "Company") of a Registration Statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") covering an underwritten public offering of up to four million (4,000,000) shares of Common Stock (the "Common Stock").

In connection with this opinion, we have (i) examined and relied upon the Registration Statement and related Prospectus, the Company's Certificate of Incorporation and Bylaws and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below; (ii) assumed that the Amended and Restated Certificate of Incorporation, as set forth in Exhibit 3.2 of the Registration Statement, shall have been duly approved and filed with the office of the Delaware Secretary of State; (iii) that the Company shall have reincorporated in the State of Delaware prior to the completion of the public offering; (iv) that the Company shall have completed a two-for-one stock split of the outstanding Common Stock; and (v) that the shares of Common Stock will be sold by the Underwriters at a price established by the Pricing Committee of the Board of Directors of the Company.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Common Stock, when sold and issued in accordance with the Registration Statement and related Prospectus, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included on the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward llp


By: /s/ PATRICK A. POHLEN
    -----------------------
        Patrick A. Pohlen